Exhibit 99.1

Smith-Midland Corporation Declares Special Dividend
MIDLAND, Va. - December 15, 2014 - The Smith-Midland Corporation (OTCBB: SMID) today announces that its Board of Directors has declared on December 12, 2014 a special dividend of $.035 per share to be paid on December 30, 2014 to shareholders of record as of December 17, 2014. The Board of Directors felt it important to recognize the value of its shareholders to the Company with this special dividend.
Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities Industries.
For more complete information on Smith-Midland Corporation, visit the Company’s web site at SMITHDELAWARE.com. The “Investor Relations” section includes the Company’s latest Annual Report on Form 10-K.

Media Inquiries:
William A. Kenter
wkenter@smithmidland.com